Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 24, 2010 and August 6, 2010, with respect to the financial statements as of and for the year ended December 31, 2009, for the period from August 2, 2008 through December 31, 2008, and the period from January 1, 2008 through August 1, 2008, included in the Annual Report of Digimarc Corporation on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Digimarc Corporation on Form S-8 (File No. 333-154524, effective October 20, 2008).

/s/ GRANT THORNTON LLP

Portland, Oregon

March 3, 2011